EXHIBIT 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2013

Rental Revenues Increase 2%
EPS Decreases 4% to $0.45 for the Quarter
Company Announces 2% Dividend Increase

LIVERMORE, Calif., Feb. 27, 2014 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2013 of $94.6 million, a decrease of 7%, compared to $102.0 million in the fourth quarter of 2012. The Company reported net income of $11.8 million, or $0.45 per diluted share for the fourth quarter of 2013, compared to net income of $11.9 million, or $0.47 per diluted share, in the fourth quarter of 2012.

Total revenues for the year ended December 31, 2013 were $379.3 million, compared to $364.1 million in 2012. Rental revenues increased 3% to $255.8 million in 2013, compared to $248.4 million in 2012. Net income for the year ended December 31, 2013 decreased 3% to $43.4 million, compared to net income of $44.8 million in the prior year. Diluted earnings per share decreased 6% to $1.67 in 2013 from $1.78 in 2012.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.245 per share for the quarter ending March 31, 2014, an increase of 2% over the prior year period. On an annualized basis, the 2014 dividend represents a 2.7% yield, based on the February 26, 2014 closing stock price. The cash dividend will be payable on April 30, 2014 to all shareholders of record on April 16, 2014.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Although we are disappointed that Company-wide net income was relatively flat and EPS down 4% from last year's fourth quarter, we continue to be pleased with the underlying business activity levels and rental revenue growth outlook in our rental business portfolio.

Modular division-wide rental revenues for the quarter increased $2.0 million, or 10%, to $22.1 million from a year ago, and $1.0 million, or 5%, sequentially from the third quarter of 2013. During the fourth quarter we experienced a 21% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 104% in California, and a decline of 37% outside of the state. For all of 2013, we experienced a 19% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 31% in California, and 10% outside of the state.  Rental bookings for 2013 were at their highest annual level since 2007 prior to the Great Recession.  Our favorable modular building booking trends have continued in the first quarter of 2014. Modular division ending utilization for the fourth quarter rose to 70.7% compared to 66.7% a year ago, and 70.4% at the end of the third quarter of 2013.  This is the highest end of year modular division utilization level since 2008.  We are also continuing to see rental rates rise for various sized products as demand exceeds readily available supply.

Modular division income from operations for the quarter increased by $0.2 million, or 4%, to $5.9 million, from a year ago.  The lower percentage increase in income from operations compared to rental revenues is primarily related to the increase in divisional booking levels and the significant increase in related inventory center costs for labor and materials to prepare and modify equipment for rental.  This is compounded by needing to redeploy various rental assets that have been sitting idle for extended time frames, which tend to have higher processing costs than inventory that turns more frequently.  In fact, inventory center costs primarily for the preparation of booked orders and anticipated near-term orders were approximately $1.5 million, or 27%, higher than during the fourth quarter compared to a year ago. For all of 2013, these equipment preparation costs increased by approximately $7.4 million, or 31%, over 2012. Although these increased expenses approximate a negative $0.17 EPS impact, they are an expenditure that signals what we believe is a strong turnaround in our modular building rental business. We expense the great majority of these costs in the quarter in which they are incurred; however, we expect to benefit from the associated rental revenue stream in the quarters ahead.  The increase in inventory center related expenses for the quarter was partially offset by higher gross profit on equipment sales.

Rental revenues at Adler Tank Rentals (ATR), our liquid and solid containment tank and box division, decreased by $0.3 million, or 2%, to $17.8 million from a year ago.  Quarter end utilization was 57.7% compared to 67.5% in 2012, and 64.6% sequentially from the third quarter of 2013.  The reduction in quarterly rental revenues and utilization from 2012 levels are primarily a result of lower overall drilling activity in the Marcellus shale region due to increased storage levels of natural gas, various E&P oil projects concluding in the Texas market, and lower equipment utilization for storm water projects due to drought conditions in the western region.  Despite the challenges in various regional markets, new business activity as measured by first month's rent continued favorably with an increase of 35% from a year ago.  However, with a higher mix of non-fracking related rentals, we are seeing shorter average rental terms and a greater churn of rental equipment, which has put downward pressure on utilization.  In fact, fracking related rental revenues reduced to 12% of total rental revenues for the fourth quarter of 2013; this is down from 15% a year ago. ATR divisional income from operations decreased by $0.4 million, or 7%, to $5.5 million from a year ago.  The larger percentage reduction in income from operations as compared to rental revenues is primarily due to higher depreciation costs, partially offset by lower SG&A expenses from a year ago.

Rental revenues for TRS-RenTelco, our electronics division, declined for the quarter by $0.6 million, or 2%, to $26.2 million from a year ago.  The decline in rental revenues is partially related to the sale of our environmental test equipment assets and related rental revenue stream in November 2012.  We also experienced lower business activity levels from softness in our general purpose test equipment end markets, as well as an earlier onset of seasonal fourth quarter equipment returns compared to a year ago.  This is further reflected in quarter end of 58.2% compared to 64.1% a year ago, and 62.3% sequentially from the third quarter of 2013.  Average monthly rental rates for the quarter actually increased to 5.31% from a year ago.  However, this increase is primarily due to an increased mix of communications test equipment which has shorter depreciable lives but higher rental rates than general purpose test equipment.  Despite the year over year reduction in rental revenues, divisional income from operations increased by $0.6 million, or 6%, to $10.7 million for the quarter.  This increase was primarily related to higher profit on equipment sales, and also to lower laboratory and SG&A costs from a year ago.  For all of 2013, TRS-RenTelco income from operations rose to $38.8 million, or 8%, compared to 2012.

Mobile Modular Portable Storage continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues, from a year ago.  Rental revenues for the fourth quarter of 2013 grew by 35% from a year ago, as well as 17% sequentially over the third quarter of 2013.  Income from operations also continues to grow favorably as we increase our top line rental revenues and critical mass by market. We believe that our portable storage business can become a meaningful contributor to McGrath RentCorp's overall earnings in the future.

Although our EPS results for 2013 were $0.11 below our 2012 results, upon closer review of various contributing factors, the Company's financial outlook is brighter.  First, and most importantly, due to the resurgence in our modular building rental business we spent $7.4 million more on building preparation related expenses in 2013 than we did in 2012.  This equates to approximately a $0.17 negative EPS impact.  If there is such a thing as good expenses, these qualify.  As I have spoken to on many occasions regarding exiting the Great Recession, our idle and favorable cost basis modular building rental inventory has significant earnings horsepower.  These building preparation expenditures are necessary on the front end in order to realize increasing rental revenue and utilization levels from these assets in the quarters and years ahead as our modular results have begun to demonstrate.  In addition, our dilutive share count for 2013 increased to 25.9 million shares from 25.2 million shares in 2012.  This equates to approximately a $0.05 negative EPS impact for the full year and a $0.02 negative EPS impact in the fourth quarter.  Higher Company share prices throughout 2013 were responsible for the increase in dilutive share count in two ways.  First, the higher share prices drove an increase in option exercising during 2013.  Second, with the higher share prices, virtually all unexercised and outstanding option grants were above their strike prices and included in the dilutive share count. Beginning in the second half of 2013, and going forward, employee exercises in almost all cases, whether for time-based options or earned performance-based equity grants, will be settled in net shares, after taxes.  This is a material counter-dilutive policy that we believe will reduce the impact of future exercised or earned grant shares entering the public equity market by 75% or more.  We are just beginning to experience the benefit of this policy change.

Our 2014 full year earnings guidance range of $1.70 to $1.85 is wider than we typically provide. However, there are many moving parts to our portfolio of rental businesses today that make it challenging to narrow guidance further at this time. The most material variables include: 1) the strength of the recovery underway in our modular building division, 2) the potential for continuing softness in general purpose test equipment rental demand, and 3) increasing utilization levels of our liquid and solid containment tank and box rental assets. Please keep in mind that McGrath RentCorp has a very strong balance sheet, with a funded debt to last twelve months actual adjusted EBITDA ratio of 1.81 to 1, and with the current capacity to borrow an additional $240.0 million under our lines of credit. We can be very opportunistic in growing our business lines with the availability of such funding. Finally, we are committed to making each of our rental businesses meaningful in size and earnings contribution, and with the best operating metrics by industry. We plan to continue to make favorable strides during 2014 towards achieving these goals."

All comparisons presented below are for the quarter ended December 31, 2013 to the quarter ended December 31, 2012 unless otherwise indicated.

Mobile Modular

For the fourth quarter of 2013, the Company's Mobile Modular division reported a 4% increase in income from operations to $5.9 million.  Rental revenues increased 10% to $22.1 million and other direct costs increased 27% to $6.9 million, which resulted in an increase in gross profit on rental revenues of 3% to $11.5 million. Sales revenues increased 7% to $4.3 million, with gross profit on sales revenues increasing 67% to $1.6 million.  Gross margin on sales revenues increased to 37% from 24%, primarily due to higher margin on new and used equipment sales in the fourth quarter of 2013.  Selling and administrative expenses increased 11% to $9.7 million primarily as a result of increased personnel and benefit costs.

TRS-RenTelco

For the fourth quarter of 2013, the Company's TRS-RenTelco division reported a 6% increase in income from operations to $10.7 million.  Rental revenues decreased 2% to $26.2 million.  The decrease in rental revenues together with a 5% increase in depreciation expense to $10.4 million, partly offset by a 12% decrease in other direct costs to $2.9 million, resulted in a decrease in gross profit on rental revenues of 6% to $12.9 million.  Sales revenues decreased 22% to $7.9 million.  Gross profit on sales increased 36% to $3.8 million, with gross margin on sales increasing to 47% from 27%, primarily due to higher margins on used equipment sales revenues in the fourth quarter of 2013.  Used equipment sales in the fourth quarter of 2012 included $3.7 million in proceeds from the sale of the TRS-Environmental product line at a loss of $0.4 million.  Selling and administrative expenses decreased 5% to $6.4 million, primarily due to the exit of the environmental test equipment business in November 2012.

Adler Tanks

For the fourth quarter of 2013, the Company's Adler Tanks division reported a 7% decrease in income from operations to $5.5 million.  Rental revenues decreased 2% to $17.8 million and depreciation expense increased 13% to $3.6 million, which resulted in a decrease in gross profit on rental revenues of 6% to $11.2 million.  Rental related services revenues increased 1% to $5.1 million, with gross profit on rental related services revenues increasing 8% to $0.7 million.  Selling and administrative expenses decreased 9% to $6.2 million, primarily due to lower bad debt expenses, partly offset by higher personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $9.1 million during the quarter to $290.0 million, with the Company's funded debt (notes payable) to equity ratio increasing from 0.71 to 1 at September 30, 2013 to 0.72 to 1 at December 31, 2013. As of December 31, 2013, the Company had capacity to borrow an additional $240.0 million under its lines of credit.
  Dividend rate increased 2% to $0.24 per share for the fourth quarter 2013 compared to the fourth quarter 2012.  On an annualized basis, this dividend represents a 2.7% yield on the February 26, 2014 close price of $35.95.
  Adjusted EBITDA increased 2% to $41.6 million for the fourth quarter of 2013. At December 31, 2013, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.81 to 1 compared to 1.76 to 1 at September 30, 2013. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other Securities and Exchange Commission ("SEC") filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company expects 2014 full-year earnings per share to be in a range of $1.70 to $1.85 per diluted share.

For the full-year 2014, the Company expects 5% to 10% growth in rental operations revenues over 2013. Sales revenue is expected to be approximately 10% lower than 2013, and gross profit from sales is expected to be approximately 5% lower than 2013. Rental equipment depreciation expense is expected to increase to between $70 and $73 million, driven by rental fleet growth. "Other" direct costs of rental operations, primarily for rental equipment maintenance and repair, are expected to increase to between $56 and $59 million in 2014.  Selling and administrative costs are expected to increase to between $96 and $99 million to support business growth, continued investment in Adler Tanks and our portable storage business, and higher employee healthcare costs. Full year interest expense is expected to be between $9 and $10 million. The Company expects the 2014 effective tax rate to be 39.2% and the diluted share count to increase to between 26.2 and 26.5 million shares. These forward-looking statements reflect McGrath RentCorp's expectations as of February 27, 2014. Actual 2014 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

School Facilities Manufacturing – www.Enviroplex.com

Conference Call Note

As previously announced in its press release of January 23, 2014, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 27, 2014 to discuss the fourth quarter 2013 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com.  Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4659462.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: favorable business activity levels and momentum in our rental business portfolio, belief that inventory center expenditures are signals of a strong turnaround in our modular building rental business, belief that rental rates will continue to rise, belief that our portable storage business can become a meaningful contributor to its overall earnings in the future, positive impact of the counter-dilutive policy relating to employee equity grants, positive indicators of new business activities for the Adler Tank Rentals division, and statements under the heading "Financial Guidance."

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: continuance and strength of our modular building division recovery; extent of general purpose test equipment rental softness; extent of the increase in utilization levels of our liquid and sold containment tank and box rental assets, the effects of a recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers' need and ability to rent our products, our ability to manage operating costs; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate such acquisitions; fluctuations in interest rates and our ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in our effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on our Adler Tanks business from reductions to the price of oil or gas and competition in the gas and oil shale fracking rental market; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure and more competitive contractual terms; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar and Rupee denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2013, which is expected to be filed  with the SEC on February 28, 2014, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012

REVENUES
Rental	$66,181	$65,117	$255,766	$248,444
Rental Related Services	13,784	12,217	53,148	46,920
Rental Operations	79,965	77,334	308,914	295,364
Sales	14,257	24,126	68,443	66,444
Other	392	490	1,963	2,266
Total Revenues	94,614	101,950	379,320	364,074

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	17,747	16,583	68,208	63,819
Rental Related Services	10,598	9,391	40,189	37,207
Other	12,815	11,725	55,017	45,581
Total Direct Costs of Rental Operations	41,160	37,699	163,414	146,607
Costs of Sales	8,982	20,212	47,080	49,173
Total Costs of Revenues	50,142	57,911	210,494	195,780
Gross Profit	44,472	44,039	168,826	168,294
Selling and Administrative Expenses	22,952	22,906	88,765	86,278
Income from Operations	21,520	21,133	80,061	82,016
Interest Expense	2,179	2,282	8,687	9,149
Income Before Provision for Income Taxes	19,341	18,851	71,374	72,867
Provision for Income Taxes	7,580	6,915	27,977	28,090
Net Income	$11,761	$11,936	$ 43,397	$ 44,777

Earnings Per Share:
Basic	$ 0.46	$ 0.48	$ 1.71	$ 1.80
Diluted	$ 0.45	$ 0.47	$ 1.67	$ 1.78
Shares Used in Per Share Calculation:
Basic	25,717	24,847	25,433	24,759
Diluted	26,211	25,216	25,926	25,156

Cash Dividends Declared Per Share	$ 0.240	$ 0.235	$ 0.960	$ 0.940

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2013	2012

Assets
Cash	$ 1,630	$ 1,612
Accounts Receivable, net of allowance for doubtful accounts of $2,007 in 2013 and $3,000 in 2012	87,650	92,256

Rental Equipment, at cost:
Relocatable Modular Buildings	592,391	551,101
Electronic Test Equipment	267,772	266,934
Liquid and Solid Containment Tanks and Boxes	284,005	254,810
	1,144,168	1,072,845
Less Accumulated Depreciation	(377,158)	(353,992)
Rental Equipment, net	767,010	718,853

Property, Plant and Equipment, net	105,187	101,031
Prepaid Expenses and Other Assets	19,718	19,507
Intangible Assets, net	10,662	11,487
Goodwill	27,700	27,700
Total Assets	$1,019,557	$ 972,446

Liabilities and Shareholders' Equity
Liabilities:
Notes Payable	$ 290,003	$ 302,000
Accounts Payable and Accrued Liabilities	63,318	52,220
Deferred Income	24,003	26,924
Deferred Income Taxes, net	241,023	226,564
Total Liabilities	618,527	607,708

Shareholders' Equity:
Common Stock, no par value -
Authorized - 40,000 shares Issued and Outstanding –
25,757 shares as of December 31, 2013 and 24,931 shares as of December 31, 2012	103,023	85,342
Retained Earnings	298,038	279,396
Accumulated Other Comprehensive Loss	(31)	—
Total Shareholders' Equity	401,030	364,738
Total Liabilities and Shareholders' Equity	$1,019,557	$ 972,446

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 43,397	$ 44,777
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	76,849	72,476
Provision for Doubtful Accounts	2,144	4,263
Non-Cash Share-Based Compensation	3,680	3,840
Gain on Sale of Used Rental Equipment	(13,091)	(12,389)
Change In:
Accounts Receivable	2,462	(3,848)
Prepaid Expenses and Other Assets	(211)	(2,337)
Accounts Payable and Accrued Liabilities	6,695	(3,456)
Deferred Income	(2,921)	1,857
Deferred Income Taxes	14,639	21,198
Net Cash Provided by Operating Activities	133,643	126,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Rental Equipment	(132,611)	(131,805)
Purchases of Property, Plant and Equipment	(11,973)	(14,161)
Proceeds from Sale of Used Rental Equipment	33,380	30,970
Net Cash Used in Investing Activities	(111,204)	(114,996)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	(11,997)	5,500
Proceeds from the Exercise of Stock Options	15,067	5,841
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,329	1,033
Payment of Dividends	(24,423)	(23,126)
Taxes Paid Related to Net Share Settlement of Stock Awards	(2,395)	(250)
Net Cash Used in Financing Activities	(22,419)	(11,002)
Effect of Exchange Rate Changes on Cash	(2)	—
Net Increase in Cash	18	383
Cash Balance, beginning of period	1,612	1,229
Cash Balance, end of period	$ 1,630	$ 1,612

Interest Paid, during the period	$ 8,813	$ 9,107
Net Income Taxes Paid, during the period	$ 11,074	$ 5,842
Dividends Accrued During the period, not yet paid	$ 6,373	$ 6,194
Rental Equipment Acquisitions, not yet paid	$ 8,533	$ 4,491

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 22,136	$ 26,204	$ 17,841	$ —	$ 66,181
Rental Related Services	7,882	810	5,092	—	13,784
Rental Operations	30,018	27,014	22,933	—	79,965
Sales	4,348	7,907	73	1,929	14,257
Other	113	245	34	—	392
Total Revenues	34,479	35,166	23,040	1,929	94,614

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,719	10,415	3,613	—	17,747
Rental Related Services	5,594	601	4,403	—	10,598
Other	6,892	2,891	3,032	—	12,815
Total Direct Costs of Rental Operations	16,205	13,907	11,048	—	41,160
Costs of Sales	2,732	4,153	358	1,739	8,982
Total Costs of Revenue	18,937	18,060	11,406	1,739	50,142

Gross Profit (Loss)
Rental	11,525	12,898	11,196	—	35,619
Rental Related Services	2,288	209	689	—	3,186
Rental Operations	13,813	13,107	11,885	—	38,805
Sales	1,616	3,754	(285)	190	5,275
Other	113	245	34	—	392
Total Gross Profit	15,542	17,106	11,634	190	44,472
Selling and Administrative Expenses	9,679	6,419	6,169	685	22,952
Income (Loss) from Operations	$ 5,863	$ 10,687	$ 5,465	$ (495)	21,520
Interest Expense					2,179
Provision for Income taxes					7,580
Net Income					$ 11,761

Other Information
Average Rental Equipment [1]	$ 560,368	$ 268,851	$ 275,887
Average Monthly Total Yield [2]	1.32%	3.25%	2.16%
Average Utilization [3]	70.5%	61.2%	60.8%
Average Monthly Rental Rate [4]	1.86%	5.31%	3.55%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2012
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 20,104	$ 26,849	$ 18,164	$ —	$ 65,117
Rental Related Services	6,348	842	5,027	—	12,217
Rental Operations	26,452	27,691	23,191	—	77,334
Sales	4,077	10,100	32	9,917	24,126
Other	103	354	33	—	490
Total Revenues	30,632	38,145	23,256	9,917	101,950

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,505	9,894	3,184	—	16,583
Rental Related Services	4,246	758	4,387	—	9,391
Other	5,409	3,274	3,042	—	11,725
Total Direct Costs of Rental Operations	13,160	13,926	10,613	—	37,699
Costs of Sales	3,109	7,338	38	9,727	20,212
Total Costs of Revenues	16,269	21,264	10,651	9,727	57,911

Gross Profit (Loss)
Rental	11,190	13,681	11,938	—	36,809
Rental Related Services	2,102	84	640	—	2,826
Rental Operations	13,292	13,765	12,578	—	39,635
Sales	968	2,762	(6)	190	3,914
Other	103	354	33	—	490
Total Gross Profit	14,363	16,881	12,605	190	44,039
Selling and Administrative Expenses	8,715	6,753	6,754	684	22,906
Income (Loss) from Operations	$ 5,648	$ 10,128	$ 5,851	$ (494)	21,133
Interest Expense					2,282
Provision for Income taxes					6,915
Net Income					$ 11,936

Other Information
Average Rental Equipment [1]	$ 532,282	$ 270,505	$ 244,160
Average Monthly Total Yield [2]	1.26%	3.31%	2.48%
Average Utilization [3]	66.8%	65.4%	69.9%
Average Monthly Rental Rate [4]	1.88%	5.06%	3.54%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 82,503	$ 102,101	$ 71,162	$ —	$ 255,766
Rental Related Services	28,891	3,095	21,162	—	53,148
Rental Operations	111,394	105,196	92,324	—	308,914
Sales	20,831	28,277	1,480	17,855	68,443
Other	436	1,391	136	—	1,963
Total Revenues	132,661	134,864	93,940	17,855	379,320

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	14,459	39,953	13,796	—	68,208
Rental Related Services	20,980	2,681	16,528	—	40,189
Other	31,167	12,963	10,887	—	55,017
Total Direct Costs of Rental Operations	66,606	55,597	41,211	—	163,414
Costs of Sales	15,632	15,936	1,653	13,859	47,080
Total Costs of Revenue	82,238	71,533	42,864	13,859	210,494

Gross Profit (Loss)
Rental	36,877	49,185	46,479	—	132,541
Rental Related Services	7,911	414	4,634	—	12,959
Rental Operations	44,788	49,599	51,113	—	145,500
Sales	5,199	12,341	(173)	3,996	21,363
Other	436	1,391	136	—	1,963
Total Gross Profit	50,423	63,331	51,076	3,996	168,826
Selling and Administrative Expenses	36,488	24,542	24,644	3,091	88,765
Income from Operations	$ 13,935	$ 38,789	$ 26,432	$ 905	80,061
Interest Expense					8,687
Provision for Income taxes					27,977
Net Income					$ 43,397

Other Information
Average Rental Equipment [1]	$ 546,540	$ 266,444	$264,189
Average Monthly Total Yield [2]	1.26%	3.19%	2.24%
Average Utilization [3]	68.3%	62.7%	64.2%
Average Monthly Rental Rate [4]	1.84%	5.09%	3.50%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2012
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 79,518	$ 101,645	$ 67,281	$ —	$ 248,444
Rental Related Services	25,775	3,673	17,472	—	46,920
Rental Operations	105,293	105,318	84,753	—	295,364
Sales	14,026	26,192	2,403	23,823	66,444
Other	448	1,663	155	—	2,266
Total Revenues	119,767	133,173	87,311	23,823	364,074

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,942	38,174	11,703	—	63,819
Rental Related Services	19,492	3,456	14,259	—	37,207
Other	23,735	13,811	8,035	—	45,581
Total Direct Costs of Rental Operations	57,169	55,441	33,997	—	146,607
Costs of Sales	10,576	15,649	2,157	20,791	49,173
Total Costs of Revenue	67,745	71,090	36,154	20,791	195,780

Gross Profit
Rental	41,841	49,660	47,543	—	139,044
Rental Related Services	6,283	217	3,213	—	9,713
Rental Operations	48,124	49,877	50,756	—	148,757
Sales	3,450	10,543	246	3,032	17,271
Other	448	1,663	155	—	2,266
Total Gross Profit	52,022	62,083	51,157	3,032	168,294
Selling and Administrative Expenses	34,032	26,068	22,101	4,077	86,278
Income (Loss) from Operations	$ 17,990	$ 36,015	$ 29,056	$ (1,045)	82,016
Interest Expense					9,149
Provision for Income taxes					28,090
Net Income					$ 44,777

Other Information
Average Rental Equipment [1]	$ 524,084	$ 266,912	$223,673
Average Monthly Total Yield [2]	1.26%	3.18%	2.51%
Average Utilization [3]	66.4%	65.8%	71.5%
Average Monthly Rental Rate [4]	1.90%	4.83%	3.50%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA" which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies.  Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison.  The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation.  Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.  The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Income	$ 11,761	$ 11,936	$ 43,397	$ 44,777
Provision for Income Taxes	7,580	6,915	27,977	28,090
Interest	2,179	2,282	8,687	9,149
Income from Operations	21,520	21,133	80,061	82,016
Depreciation and Amortization	19,752	18,811	76,849	72,476
Non-Cash Stock-Based Compensation	298	686	3,680	3,840
Adjusted EBITDA [1]	$ 41,570	$ 40,630	$160,590	$158,332

Adjusted EBITDA Margin [2]	44%	40%	42%	43%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA [1]	$ 41,570	$ 40,630	$160,590	$ 158,332
Interest Paid	(3,206)	(3,253)	(8,813)	(9,107)
Net Income Taxes Paid	(3,144)	(1,209)	(11,074)	(5,842)
Gain on Sale of Rental Equipment	(3,163)	(3,008)	(13,091)	(12,389)
Change in certain assets and liabilities:
Accounts Receivable, net	5,169	7,962	4,606	(415)
Prepaid Expenses and Other Assets	892	8,392	(211)	(2,337)
Accounts Payable and Other Liabilities	(1,252)	(5,422)	4,557	(3,718)
Deferred Income	(3,140)	(8,718)	(2,921)	1,857
Net Cash Provided by Operating Activities	$ 33,726	$ 35,374	$133,643	$ 126,381

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200